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                                                                      EXHIBIT 15




TXU Gas Company:

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of TXU Gas Company and subsidiaries (TXU Gas) for the periods ended March 31, 2001 and 2000 and June 30, 2001 and 2000, as indicated in our reports dated May 11, 2001 and August 9, 2001, respectively; because we did not perform audits, we expressed no opinions on that information.

We are aware that our reports referred to above, which are included in TXU Gas' Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, respectively, are incorporated by reference in Registration Statements No. 333-85769, 333-85769-01, 333-85769-02 and 333-85769-03 on Form
S-3.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Dallas, Texas
August 9, 2001